As filed with the Securities and Exchange Commission on November 6, 2025.

Registration No. 333-184341

Registration No. 333-187034

Registration No. 333-206456

Registration No. 333-226883

Registration No. 333-258714

Registration No. 333-281350

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-184341

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-187034

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-206456

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-226883

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-258714

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-281350

UNDER

THE SECURITIES ACT OF 1933

Stag Merger Sub, LLC

(as successor in interest to MRC Global Inc.)

(Exact name of registrant as specified in its charter)

Delaware	20-5956993
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7402 North Eldridge Parkway

Houston, Texas 77041

(281) 823-4700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Raymond W. Chang

7402 North Eldridge Parkway

Houston, Texas 77041

(281) 823-4700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Julian J. Seiguer, P.C.

Billy Vranish

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

(713) 836-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Stag Merger Sub, LLC, a Delaware limited liability company (the “Company”), as successor in interest to MRC Global Inc., a Delaware corporation (“MRC Global”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-3 (the “Registration Statements”), which were filed by MRC Global with the Securities and Exchange Commission (the “SEC”) on the dates set forth below, to deregister any and all shares of MRC Global’s common stock, par value $0.01 per share (“Common Stock”), registered but unsold or otherwise unissued under such Registration Statements as of the date hereof:

1.

Registration Statement on Form S-3, as amended (No. 333-184341), which was originally filed by MRC Global with the SEC on October 9, 2012 and amended on October 22, 2012, registering 39,266,104 shares of Common Stock.

2.	Registration Statement on Form S-3 (No. 333-187034), which was filed by MRC Global with the SEC on March 4, 2013, registering an indeterminate amount of shares of Common Stock.

3.	Registration Statement on Form S-3 (No. 333-206456), which was filed by MRC Global with the SEC on August 18, 2015, registering 20,302,010 shares of Common Stock.

4.	Registration Statement on Form S-3 (No. 333-226883), which was filed by MRC Global with the SEC on August 17, 2018, registering 20,302,010 shares of Common Stock.

5.	Registration Statement on Form S-3 (No. 333-258714), which was filed by MRC Global with the SEC on August 11, 2021, registering 20,302,010 shares of Common Stock.

6.	Registration Statement on Form S-3 (No. 333-281350), which was filed by MRC Global with the SEC on August 7, 2024, registering 20,302,010 shares of Common Stock.

On November 6, 2025, pursuant to the transactions contemplated by the Agreement and Plan of Merger, dated as of June 26, 2025 (the “Merger Agreement”), by and among DNOW Inc., a Delaware corporation (“DNOW”), MRC Global, Buck Merger Sub, Inc., a Delaware corporation and a wholly-owned, direct subsidiary of DNOW (“Merger Sub”), and the Company, (1) Merger Sub merged with and into MRC Global (the “First Merger”), with MRC Global continuing as the surviving corporation in the First Merger, and (2) immediately following the First Merger, MRC Global merged with and into the Company (the “Second Merger”), with the Company continuing as the surviving company at the effective time of the Second Merger as a wholly-owned, direct subsidiary of DNOW.

As a result of the completion of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of shares of Common Stock pursuant to the Registration Statements. In accordance with the undertakings made by MRC Global in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, the Company hereby removes from registration by means of these Post-Effective Amendments all shares of Common Stock registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such shares of Common Stock and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 6, 2025.

STAG MERGER SUB, LLC (as successor in interest to MRC Global Inc.)

By:	/s/ Ahsan Mukhtar
Name: Ahsan Mukhtar
Title: Manager

Note: No other person is required to sign these Post-Effective Amendments to Form S-3 Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.